FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE INCREASES DIVIDEND

Shareholders to Receive $0.25 per Share

BLOOMFIELD HILLS, MI, October 14, 2015 – Penske Automotive Group, Inc. (NYSE:PAG), an international transportation services company, today announced that its Board of Directors has approved a cash dividend of $0.25 per share for the third quarter of 2015. Penske Automotive Group President Robert H. Kurnick, Jr., said, “We are pleased to increase the quarterly dividend, which represents the continued confidence we have in our overall business.”

The dividend is payable on December 1, 2015, to shareholders of record on November 10, 2015.

About Penske Automotive
Penske Automotive Group, Inc., (NYSE:PAG) headquartered in Bloomfield Hills, Michigan, is an international transportation services company that operates automotive and commercial truck dealerships principally in the United States and Western Europe, and distributes commercial vehicles, diesel engines, gas engines, power systems and related parts and services principally in Australia and New Zealand. PAG employs more than 22,000 people worldwide and is a member of the Fortune 500 and Russell 2000.  For additional information, visit the company’s website at www.penskeautomotive.com.

Caution Concerning Forward Looking Statements
Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s future sales potential and outlook. Actual results may vary materially because of risks and uncertainties that are difficult to predict. These risks and uncertainties include, among others: economic conditions generally, conditions in the credit markets and changes in interest rates, adverse conditions affecting a particular manufacturer, including the adverse impact to the vehicle and parts supply chain due to recalls, natural disasters or other disruptions that interrupt the supply of vehicles or parts to us, changes in consumer credit availability, the outcome of legal and administrative matters, and other factors over which management has limited control. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties, which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2014, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

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Inquiries should contact:

J. D. Carlson Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2810 jcarlson@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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